EXHIBIT 2.3

                        ARTICLES OF AMENDMENT TO ARTICLES
                                OF INCORPORATION

                            SILK BOTANCIALS.COM, INC.

         1. The following provisions of the Articles of Incorporation of Diversified Restaurant Holdings, Inc., a Florida corporation, filed in Tallahassee on November 20, 1998, document number P98000098924 and amended on August 2, 1999, be and they hereby are amended in the following particulars:

         The Second Article of the Articles of Incorporation is hereby amended to read as follows:

                                     SECOND

         The Company is authorized to issue 25,000,000 shares of Common Stock having a par value of $.001 each. Additionally, the Company is authorized to issue 5,000,000 shares of Preferred Stock, having a par value of $.001 each. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. A total of 1,900 shares of the Preferred Stock are hereby designated as Series A Preferred Stock, and the preferences for this Series A are set forth below in Article XI. The rights, preferences and limitations of any additional series of Preferred Stock (other than the Series A Preferred Stock) may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights."



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         Article Eighth - Preferred Stock Provisions for Series A Preferred
         Stock is hereby added to the Articles of Incorporation, as follows:

                                "ARTICLE EIGHTH"
             PREFERRED STOCK PROVISIONS FOR SERIES A PREFERRED STOCK

         The Company has created a class of Preferred Stock which shall be issued in connection with transactions wherein the Company will execute a license agreement for the use of certain trademarks.

         A. DIVIDENDS

                  The holders of shares of Series A Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of Six Dollars ($6.00) per share per annum, and no more, payable in cash quarterly commencing on June 30, 1999 and thereafter on the last day of September, December, March and June of each year that any Series A shall be outstanding. Such dividends are prior and in preference to any declaration or payment of any distribution (as defined below) on the Common Stock of this corporation. Such dividends shall accrue on each share of Series A from day to day from the date of initial issuance thereof whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series A at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares before any distribution shall be paid on, or declared and set part for the Common Stock.

         For purposes of the above paragraph, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in common stock, or the purchase or redemption of shares of this corporation for cash or property, including any such transfer, purchase or redemption by a subsidiary of this corporation.

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         B. VOTING RIGHTS AND CONVERSION RIGHTS

         The shares of Series A Preferred Stock shall have no voting rights, and shall have no conversion rights.

         C. NEGATIVE COVENANTS

                  (1) This corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

         D.  CHANGES AFFECTING SERIES A  PREFERRED STOCK

                  (1) So long as any shares of Series A Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series A Preferred Stock outstanding, voting separately as a class, (1) alter or change any of the powers, preferences, privileges, or rights of the Series A Preferred Stock; or (2) amend the provisions of this paragraph (G); or (3) create any new class or series of shares having preferences prior to or being on a parity with the Series A Preferred Stock as to assets."

         2. The foregoing amendments were adopted by all of the Directors of the corporation on the 10th day of April, 1999.

         IN WITNESS WHEREOF, the undersigned President and Secretary of this corporation have executed these Articles of Amendment this 18th day of August, 1999.


                                    -------------------------------------------
                                    Joseph R. Bergmann, President and Secretary



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STATE OF FLORIDA
COUNTY OF PALM BEACH

         BEFORE ME, the undersigned authority, personally appeared Joseph R. Bergmann, President of the corporation, known to me to be the person who executed the foregoing Articles of Amendment and he acknowledged before me that he executed such instrument for the purposes therein stated.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 18th day of August, 1999.


                                   --------------------------------------------
                                   Notary Public - State of Florida

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